TAX INDEMNIFICATION AGREEMENT

                   Dated as of August 1, 1989
                   amending and restating that
              Certain Tax Indemnification Agreement
                  dated as of December 1, 1988

                              among
                        GOTTSCHALKS, INC.
                                            Lessee,

                               and


        GENERAL FOODS CREDIT INVESTORS NO. 2 CORPORATION,

                                      Owner Participant




               __________________________________


      Retail Stores in Stockton and Bakersfield, California

         and Distribution Facility in Madera, California

                        TABLE OF CONTENTS



Section        Title

   1.          Basic Tax Assumptions and Tax
               Representations . . . . . . . . . . . . . .     4

   2.          Indemnification . . . . . . . . . . . . . .     9
   3.          Effective Date  . . . . . . . . . . .  .  .    12
   4.          Excluded Events . . . . . . . . . . . . . .    12
   5.          Contests  . . . . . . . . . . . . . . . . .    13
   6.          Adjustment in Stipulated Loss
               Value . . . . . . . . . . . . . . . . . . .    19

   7.          Payments  . . . . . . . . . . . . . . . . .    19
   8.          Affiliated Group  . . . . . . . . . . . . .    20
   9.          Duration  . . . . . . . . . . . . . . . . .    20
  10.          Wire Transfer . . . . . . . . . . . . . . .    21
  11.          Notices . . . . . . . . . . . . . . . . . .    21
  12.          No Setoff . . . . . . . . . . . . . . . . .    21
  13.          Governing Law . . . . . . . . . . . . . . .    21
  14.          Counterparts  . . . . . . . . . . . . . . .    21
  15.          Headings  . . . . . . . . . . . . . . . . .    21
  16.          Amendments, Supplements, etc. . . . . . . .    21

                  TAX INDEMNIFICATION AGREEMENT


          THIS TAX INDEMNIFICATION AGREEMENT, dated as of August 1, 1989 amending and restating that Certain Tax Indemnification Agreement dated as of December 1, 1988, is made by and between GOTTSCHALKS, INC., a Delaware corporation (the "Lessee"), and GENERAL FOODS CREDIT INVESTORS NO. 2 CORPORATION, a Delaware corporation (the "Owner Participant"). Capitalized terms not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement, dated as of December 1, 1988, among the Lessee, the Owner Participant, and Manufacturers Hanover Trust Company of California, a California corporation, acting not in its individual capacity but solely as Owner Trustee (the "Owner Trustee") under the Trust Agreement dated as of December 1, 1988 between the Owner Trustee and the Owner Participant (the "Participation Agreement"), as amended from time to time in accordance with the provisions of the Participation Agreement.


                       W I T N E S S E T H:

          WHEREAS, pursuant to the Trust Agreement, the Owner Participant authorizes and directs the Owner Trustee to take certain actions and to purchase the Facilities and lease the Sites from the Lessee pursuant to the Participation Agreement and to lease the Facilities and sublease the Sites to the Lessee pursuant to the Lease;

          WHEREAS, pursuant to the Participation Agreement, the Owner Participant agrees to furnish funds to the Owner Trustee to permit the Owner Trustee to make an original equity investment in the Facilities by paying the Commitment with respect to the Facilities;

          WHEREAS, pursuant to the Lease, the Owner Trustee agrees to lease the Facilities and sublease the Sites to the Lessee, and the Lessee agrees to lease the Facilities and sublease the Sites from the Owner Trustee, for an Interim Term commencing on the First Closing Date and ending on the Third Closing Date and a Basic Term commencing on the Third Closing Date and ending on the twentieth anniversary of the Basic Lease Term Commencement Date;

          WHEREAS, the Owner Trustee and the Owner Participant have entered into or will enter into the Lease and the other Basic Documents, in each case based on the assumption that, for federal income tax purposes, the Owner Trust (as defined herein) will be treated as the purchaser, owner, and lessor of the Facilities and the original user thereof, and the Owner Participant, as owner of the entire Owner Trust, will be entitled to those items of income, gain, loss, deduction and credit with respect to the Facilities as are provided to an owner of property; and

          WHEREAS, the parties to this Tax Indemnification
Agreement desire to clarify their respective rights and obligations with respect to such items of income, gain, loss, deduction and credit and desire hereby to set forth in full their agreement with respect to the subject matter hereof.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1.  Basic Tax Assumptions And Tax
Representations.

          1.1 Basic Tax Assumptions. The Overall Transaction has been entered into, and the Basic Rent Factors and the Stipulated Loss Value percentages set forth in Schedules 1 and 2, respectively, to the Lease have been computed, on the basis of the following tax assumptions (the "Basic Tax Assumptions"):

          (a) The trust created by the Trust Agreement (the
"Owner Trust") will be treated as a grantor trust which is subject to Subpart E, Part I, Subchapter J, Chapter 1 of Subtitle
A (sections 671 through 679 inclusive) of the Code and the Regulations.

          (b) The Owner Participant will be treated as the owner of the entire Owner Trust and will be entitled to take into account, in computing the consolidated federal income tax liability of the affiliated group of corporations of which the Owner Participant is a member (the "Group"), all of the items of income, gain, loss, deduction and credit of the Owner Trust.

          (c) The Owner Trust or the Owner Participant will be treated as the purchaser and owner of the Facilities and will be treated as the original user thereof.

          (d) The Lease will be treated as a true lease for federal income tax purposes, the Owner Trust or the Owner Trustee will be treated as the lessor of the Facilities, and the Lessee will be treated as the lessee of the Facilities.

          (e) The Owner Participant will be allowed the cost recovery deductions described in paragraph (f) below with respect to 100 percent of Facility Cost with respect to each Facility pursuant to section 168 of the Code (the "Depreciation Deductions") in accordance with the method of tax accounting (including choice of taxable year) on the basis of which the Owner Participant regularly computes its income.

          (f) The Owner Participant, as owner of the entire Owner Trust, will be entitled, as provided in sections 168(a), 168(b)1), 163(b)(3), and section 671 of the Code and the Regulations promulgated thereunder, to take into account in computing the consolidated federal income tax liability of the Group the Depreciation Deductions with respect to the Facilities as follows: (i) as to the Bakersfield Facility, (x) 83.473 percent of Facility Cost represents the cost of recovery property that is nonresidential real property, as defined in section 168(e)(2) of the Code, with respect to which the Owner Participant will be entitled to deductions computed by using the straight-line method of cost recovery, as specified in section 168(b)(3) of the Code, with respect to which the Owner Participant will be entitled to deductions computed by using the straight-line method of cost recovery, as specified in section 168(3)(b) of the Code, with the mid-month convention specified in section 168(b)(2) of the Code over a recovery period of 31.5 years as specified in section 168(c) of the Code ("Nonresidential Real Property"), (y) 3.4856 percent of Facility Cost represents the cost of recovery property that is 15-year property, as defined in section 168(e) of the Code, with respect to which the Owner Participant will be entitled to deductions computed by using the method of cost recovery specified in section 168(b)(2) of the Code with the half-year convention specified in section 168(d)(1) of the Code ("15-Year Property"), and (z) 13.0414 percent of Facility Cost represents the cost of recovery property that is 5-year property, as defined in section 168(e) of the Code, with respect to which the Owner Participant will be entitled to deductions computed by using the method of cost recovery specified in section 168(b)(1) of the Code with the half-year convention specified in section 168(d)(1) of the Code ("5-Year Property"); (ii) as to the Stockton Facility, (x)
77.0319 percent of Facility Cost represents the Cost of Nonresidential Real Property, (y) 0.743 percent of Facility Cost represents the cost of Nonresidential Real Property, (y) 0.743 percent of Facility Cost represents the cost of 15-Year Property, and (s) 22.2251 percent of Facility Cost represents the cost of 5-Year Property; and (iii) as to the Madera Facility, (x) 54.4 percent of Facility Cost represents the cost of Nonresidential Real Property, (y) 36.8 percent of Facility Cost represents the cost of recovery property that is 5-Year Property, and (z) 8.8 percent of Facility cost represents the cost of 15-Year Property.

          (g) The First Closing Date will be December 29, 1988, the Second Closing Date will be July 31, 1989, and the Third
Closing Date will be August 16, 1989.

          (h) Current deductions for amortization of an amount qual to the Transaction Expenses paid or incurred by the Owner Participant or the Owner Trustee in connection with the Overall Transaction will be allowed ratably during the Interim Term plus the Basic Term, computed on a straight-line basis over a period not longer than the scheduled duration of such Terms (the "Amortization Deductions"), and the Owner Participant, as owner of the entire Owner Trust, will be entitled to take the Amortization Deductions into account in computing the consolidated federal income tax liability of the Group as provided in sections 162 and 671 of the Code and the Regulations promulgated thereunder.

          (i) The Owner Participant will have at all relevant times sufficient federal taxable income against which to apply, and sufficient state and local taxable income to benefit from, the Depreciation Deductions and the Amortization Deductions.

          (j) Interim Rent, if any, and Basic Rent will be payable in installments on each Rent Payment Date during the Interim Term and the Basic Term and all Renewal Terms as set forth in Sections 3.01 and 4.01 of the Lease, respectively.

          (k) During the Lease Term, the Owner Participant, as owner of the entire Owner Trust, will not be required to include any amount in gross income for federal, state or local income tax purposes with respect to the Overall Transaction other than (i) payments of Interim Rent, if any, and Basic Rent in the amounts required to be paid in accordance with the Lease and no earlier than as due under the Lease, (ii) amounts to the extent they are offset by deductions attributable to the Overall Transaction (which deductions are not otherwise referred to in this Section 1.1) in the same taxable year of the Owner Participant in which such amounts are includable in gross income, (iii) payments of Stipulated Loss Value, Fair Market Sales Value or other amounts paid pursuant to the Lessee's exercise of its purchase option under Section 5.01 of the Lease, or (iv) payments to, or on behalf of, the Owner Participant or the Owner Trustee under
Article VII or VIII of the Participation Agreement and payments made pursuant to this Tax Indemnification Agreement (for purposes of clauses (iii) and (iv) hereof, on the date on which each such payment is paid under the Lease, the Participation Agreement or this Tax Indemnification Agreement, as the case may be).

          (1) The composite marginal statutory rate of income tax of the Owner Participant is 34 percent as to federal and state income tax.

          (m) The taxable year of the Owner Participant and the Owner Trust is the calendar year.

          (n) The Bakersfield Facility will be "placed in service" by the Owner Trust or the Owner Participant for purposes of section 168 of the Code on or before the First Closing Date, the Stockton Facility will be "placed in service" by the Owner Trust or the Owner Participant for purposes of section 168 of the Code on or before the Second Closing Date, and the Madera Facility will be "placed in service" by the Owner Trust or the Owner Participant on the Third Closing Date.

          (o) From and after the Closing Date with respect to each Facility, the Owner Trust's equity investment in each Facility purchased by the Owner Trust on that date and subject to the Lease will be an amount equal to at least 20 percent of Facility Cost with respect to that Facility.

          (p) The Owner Participant and the Owner Trust will report all items of income, gain, loss, deduction or credit relating to the Overall Transaction using the accrual method of accounting.

          (q) All items of income, gain, loss, deduction and credit attributable to the Overall Transaction will be treated as derived from, or allocable to, sources within the United States.

          The Depreciation Deductions and the Amortization
Deductions are referred to collectively herein as the "Federal
Income Tax Benefits."

          1.2 Tax Representations.  In order to induce the Owner
Participant to enter into the Overall Transaction, the Lessee represents and warrants to, and covenants with, the Owner
Participant that:

          (a) An amount equal to 83.473 percent of Facility Cost in the case of the Bakersfield Facility, 77.0319 percent of Facility Cost in the case of the Stockton Facility, and 54.4 percent of Facility Cost in the case of the Madera Facility will represent the cost of Nonresidential Real Property that will be depreciable in accordance with the method of cost recovery provided for such property under section 168(c) of the Code, as more fully described in paragraph (f) of Section 1.1 of this Tax Indemnification Agreement.

          (b) An amount equal to 3.4856 percent of Facility Cost in the case of the Bakersfield Facility, 0.7430 percent of Facility Cost in the case of the Stockton Facility and 8.8 percent of Facility Cost in the case of the Madera Facility will represent the cost of 15-Year Property that will be depreciable in accordance with the method of cost recovery provided for such property under section 168(c) of the Code, as more fully described in paragraph (f) of Section 1.1 of this Tax Indemnification Agreement.

          (c) An amount equal to 13.0414 percent of Facility Cost in the case of the Bakersfield Facility and 22.2251 percent of Facility Cost in the case of the Stockton Facility will represent the cost of 5-Year Property that will be depreciable in accordance with the method of cost recovery provided for such property under section 168(c) of the Code, as more fully described in paragraph (f) of Section 1.1 of this Tax Indemnification Agreement.

          (d) An amount equal to 36.8 percent of Facility Cost in the case of the Madera Facility will represent the cost of 5-Year Property that will be depreciable in accordance with the method of cost recovery provided for such property under section 168(c) of the Code, as more fully described in paragraph (f) of Section
1.1 of this Tax Indemnification Agreement.

          (e) The Bakersfield Facility will be "placed in service" for purposes of section 168 of the Code on or before the First Closing Date, the Stockton Facility will be "placed in service" for purposes of section 168 of the Code on or before the Second Closing Date, and the Madera Facility will be "placed in service" for purposes of section 168 of the Code on the Third Closing Date.

          (f) No loss, damage, destruction, condemnation, seizure, confiscation, theft, forfeiture, requisition of title or requisition of use with respect to the Facilities or any portion thereof that does not constitute an Event of Loss will result in the disallowance, loss, recapture or deferral of all or any portion of the Federal Income Tax Benefits assumed pursuant to
Section 1.1 hereof to be available to the Owner Participant in respect of the Facilities or any portion thereof.

          (g) The Facilities will not be tax-exempt use property within the meaning of section 168(h) of the Code at any time during the Lease Term.

          (h) Taking the Ground Leases and the other Basic
Documents into account, on the Closing Date with respect to the portion of the Facilities then purchased, no improvement, modification or addition to such portion of the Facilities will be required to render such portion complete for its intended use.

          (i) No later than 60 days prior to each Closing Date, the Lessee or a Tax Affiliate of the Lessee will furnish to the Appraiser referred to in Section 4.02(o) of the Participation Agreement all information (including proprietary information) in the possession of the Lessee or any Tax Affiliate of the Lessee which the Lessee or such Tax Affiliate believes in good faith is relevant to the Appraisal (as defined in such Section 4.02(o)) to be delivered on such Closing Date; and, to the best of the Lessee's and any such Tax Affiliate's knowledge, all such information is and will be true, accurate, complete and correct in all material respects on the date furnished to the Appraiser and on such Closing Date.

          (j) No sublessee, user, operator, or Person in possession or control of the Facilities during the Lease Term nor any Tax Affiliate of any of the foregoing has claimed or will claim at any time all or any portion of the Federal Income Tax
Benefits.

          (k) On the First Closing Date, based on financial information provided to the Owner Participant by the Lessee (which information was complete at the time provided to the Owner Participant and which includes financial projections which the Lessee has no reason to believe will not be realized), the Lessee expects that for the taxable years ending January 31, 1989 and January 31, 1990, it will have sufficient taxable income to be paying federal income taxes at the maximum marginal federal rate; provided. however, that the Lessee's failure, due to unexpected events subsequent to the First Closing Date, to achieve the expected rate will not constitute a breach of this representation.

          (1) The Owner Participant will not suffer a Tax Loss as defined in Section 2.2 resulting from the Lessee's failure prior to the First Closing Date to perfect title to, and therefore convey to the Owner Trustee, the heating, cooling, and climate control system with respect to the Bakersfield Facility.


          1.3 Remedy for Breach. The sole remedy for the breach of any representation, warranty or covenant set forth in Section
1.2 hereof shall be the payment to the Owner Participant of an Indemnity Payment with respect thereto in accordance with the terms of this Tax Indemnification Agreement.

          SECTION 2.  Indemnification.

          2.1 Consistent Tax Returns. The Lessee agrees that neither it nor any Tax Affiliate of the Lessee will at any time take any action, directly or indirectly, or file any returns or other documents inconsistent with the assumptions and representations set forth in Section 1 hereof (except to the extent that as a result of a change in law (other than a Change in Law) the Lessee, in the opinion of counsel selected by the Lessee and reasonably acceptable to the Owner Participant, is required by such change in law to take such action or file such returns or other documents), and that the Lessee and each Tax Affiliate of the Lessee will file such returns, maintain such records, take such actions, and execute such documents (as reasonably requested by the Owner Trustee or the Owner Participant from time to time) as may be appropriate to facilitate the realization of such assumptions by the Owner Participant. The Lessee covenants and agrees to maintain (or cause to be maintained) and to make available (or cause to be made available) such other records as shall be reasonably requested by the Owner Trustee or the Owner Participant, in each case in order to verify and support the factual basis for the matters referred to in this Tax Indemnification Agreement. The Lessee shall make the records referred to in this Section 2.1 available, or cause such records to be made available, for inspection by the Owner Participant, the Owner Trustee, the authorized agents of the Owner Participant or the Lessor or any representative of the Internal Revenue Service or any other taxing authority, during normal business hours at the offices of the Lessee in Fresno, California. Such records shall be made available upon request by, and upon 20 Business Days' prior notice from, the Owner Participant; provided, however, that if, in the Owner Participant's reasonable judgment, it is necessary that any such inspection take place prior to 20 Business Days from such notice, the Lessee shall make such records available, or cause such records to be made available, for such inspection within such shorter period as may be requested by the Owner Participant but in no event upon less than five Business Days' prior notice from the Owner Participant. The Lessee shall, upon request by the Owner Participant, promptly furnish the Owner Participant a copy of such records, which shall be certified to be a true copy by an affidavit attached thereto and executed by an officer of the.Lessee (it being understood that the Owner Participant or its authorized agents shall also have the right to make copies and extracts of any such records at their own expense).

          2.2 Indemnification - Loss of Tax Benefits. If as a result of any of the following events:

               (a) the inaccuracy of any representation of the Lessee in Section 1.2 hereof or in any Basic Document other than this Tax Indemnification Agreement, or a breach by the Lessee of any of the warranties, covenants, agreements, duties, undertakings or other obligations of the Lessee under this Tax Indemnification Agreement or any other Basic Document,

               (b) any act or failure to act by the Lessee (other than the execution and delivery of the Basic Documents), or by any transferee, agent or assignee of any of the foregoing, or by any subsequent transferee, agent or assignee of any of the foregoing, or by any Tax Affiliate, trustee, receiver, liquidator or debtor in possession of any of the foregoing, excluding any such act or failure to act that is required under the Basic Documents (except for acts required pursuant to Article VIII of the Lease, section 6.01(1) of the Participation Agreement, and the Lessee's payment of Transaction Expenses or any other costs, fees, or expenses pursuant to any of the Basic Documents),

               (c) any act or failure to act by any sublessee, user, operator, or Person in possession or control, of the Facilities during the Lease Term (or, if Redelivery of the Facilities in compliance with all of the terms of the Lease is delayed, during the period when the Lease continues in effect as provided in Article X of the Lease) or by any Tax Affiliate, trustee, receiver, liquidator or debtor in possession of any of the foregoing, excluding any such act or failure to act that is required under the Basic Documents (except for acts required pursuant to Article VIII of the Lease, section 6.01(1) of the Participation Agreement, and the Lessee's payment of Transaction Expenses or any other costs, fees, or expenses pursuant to any of the Basic Documents),

               (d) the sale or other disposition of the Facilities, any portion of the Facilities, or any component of, or interest in, any of the foregoing at any time after the Lease shall have been declared in default as provided in Article XV of the Lease, or

               (e) any payment pursuant to any warranty or similar contractual arrangement with respect to the Facilities, any portion of the Facilities, or any component of any of the foregoing,

the Owner Participant (1) shall suffer a disallowance of, shall suffer a delay in obtaining, shall be required to recapture or shall not have the right to claim all or any portion of the Federal Income Tax Benefits assumed pursuant to Section 1.1 hereof to be available to the Owner Participant in connection with the Facilities, or (2) shall be required to include in gross income any amount at any time with respect to the transactions contemplated by the Basic Documents other than the amounts set forth in paragraph (k) of Section 1.1 hereof at the times specified in that paragraph, then, in any such case (any such disallowance, delay in obtaining, recapture, ineligibility to claim, reduction, increase or inclusion described herein being referred to herein as a "Tax Loss") the Owner Participant shall notify the Lessee of such Tax Loss, and the Lessee shall pay to the Owner Participant either (i) a lump sum on the Effective Date (as determined under Section 3 hereof) or (ii) at the Lessee's election, if the Owner Participant reasonably determines that the Lessee's credit is satisfactory and provided no Event of Default shall have occurred and be continuing, in level installments due on each Basic Rent Payment Date occurring on or after such Effective Date and determined as of such Effective Date, an amount (such lump sum or the aggregate amount of all such installments being herein called the "Indemnity Payment") which, after giving effect to such Tax Loss and any interest, penalties, fines or additions to tax payable as a result of such Tax Loss and after deducting all federal, state, local and foreign income taxes required to be paid by the Owner Participant in respect of the receipt of such Indemnity Payment (the amount of such federal, state, local and foreign income taxes being referred to herein as the "Gross-Up"), will be sufficient to provide the Owner Participant the same Owner Participant's Net Economic Return that the Owner Participant would have realized if it had not suffered such Tax Loss. In calculating the Indemnity Payment the Owner Participant shall take into account (i) any present or future federal, state and local tax benefits reasonably expected by the Owner Participant to be available to it as a result of such Tax Loss and (ii) any payment received by the Owner Trustee or the Owner Participant (in each case net of all federal, state, local and foreign income taxes imposed in respect of the receipt thereof unless such taxes are otherwise indemnified hereunder, in which case this parenthetical shall not apply) which neither the Owner Trustee nor the Owner Participant is required to remit to the Lessee and which has directly resulted in a Tax Loss (such as any payment described in Section 2.2(e) hereof and received by the Owner Participant which has given rise to a Tax Loss), provided, however that in no event shall any such payment be taken into account more than once in calculating any Indemnity Payment. If the Lessee elects to pay the Indemnity Payment in level installments, such level installments shall be increased to provide the Owner Participant with a yield that is reasonably satisfactory to the Owner Participant, but in no event less than a yield necessary to preserve the Owner Participant's Net Economic Return. The Lessee shall notify the Owner Participant of its election as to the mode of payment of any Indemnity Payment pursuant to this Section 2.2 no later than 30 days prior to the Effective Date of such Indemnity Payment.

          If the Lessee shall disagree with any calculation of an Indemnity Payment, it shall have the right upon demand to have such calculation verified by Coopers & Lybrand, or such other independent accounting firm then regularly employed by the Owner Participant. In connection with any such review, the Owner Participant shall make available to such accounting firm, on a confidential basis, its assumptions used to calculate the disputed amount, but under no circumstance will such assumptions be made available to Lessee. The costs of such verification will be borne by Lessee unless such verification results in a reduction of 10 percent or more in either the amount of the lump sum payment due, or, if the Lessee has elected to pay the Indemnity Payment in level installments, the net present value of Basic Rent as calculated by the Owner Participant, in which case the cost of such verification will be borne by the Owner Participant.


          SECTION 3. Effective Date. An Indemnity Payment shall become due and payable in full (or if Lessee shall have elected to pay such Indemnity Payment in level installments, such level installments shall commence) on the first Rent Payment Date occurring after the date of the Owner Participant's notice to the Lessee pursuant to Section 2.2 hereof (or, if such Rent Payment Date is less than 60 days after the date of the Owner Participant's notice, on the first Rent Payment Date occurring 60 days or more after the date of the Owner Participant's notice) or, in the case of an Indemnity Payment relating to a Tax Loss that results from a proposed adjustment of the Internal Revenue Service that is contested pursuant to Section 5 hereof, on the first Rent Payment Date occurring at least 60 days after a Final Determination with respect to such Tax Loss (the "Effective Date"). Notwithstanding anything to the contrary contained in the foregoing portion of this Section 3, in the event of the expiration or earlier termination of the Lease Term prior to (i) the Effective Date of any Indemnity Payment or (ii) payment by the Lessee to the Owner Participant of all installments due in respect of any Indemnity Payment pursuant to Section 2.2 hereof, the Lessee shall pay to the Owner Participant on demand in a lump sum all or any portion of such Indemnity Payment to the extent then unpaid; provided, however, that in no event shall the Lessee be required to pay all or any portion of such Indemnity Payment prior to (x) the date 60 days after the date of the Owner Participant's notice to the Lessee pursuant to Section 2.2 hereof or (y) if any such Indemnity Payment relates to a Tax Loss that is contested pursuant to Section 5 hereof, 60 days after the date of a Final Determination with respect to such Tax Loss.

          SECTION 4.  Excluded Events.  The Owner Participant
shall be responsible for, and shall not be entitled to any payment in respect of, any Tax Loss due solely to one or more of the following events:

          (a) any voluntary or involuntary sale or other disposition (except for a sale or other disposition with respect to a condemnation, seizure, confiscation, theft, forfeiture, requisition of title or requisition of use which is not an Event of Loss and is the subject of the representation set forth in
Section 1.2(f)) by the Owner Participant or the Owner Trustee of the Facilities without the prior written consent of the Lessee, unless an Event of Default shall have occurred and be continuing;

          (b) (i) any Event of Loss whereby the Lessee is required under the Lease to pay, and shall have paid in full, Stipulated Loss Value for the Facilities or (ii) any purchase by the Lessee of the Facilities under Article V of the Lease if the Lessee shall have paid in full all amounts due thereunder;

          (c) a failure of the Owner Participant to claim properly or timely all or any portion of the Federal Income Tax Benefits, unless (i) the claiming of any such credit or deduction would be inconsistent with any prior audit adjustment by the Internal Revenue Service with respect to which the Lessee is required to indemnify the Owner Participant under this Tax Indemnification Agreement (except if such prior audit adjustment is being contested in accordance with the provisions of Section 5 hereof), (ii) the Owner Participant shall have furnished the Lessee with an opinion of independent tax counsel of nationally recognized standing selected by the Owner Participant and reasonably acceptable to the Lessee ("Tax Counsel") to the effect that there is not substantial authority for the Owner Participant to claim any such credit or deduction, or (iii) the failure to claim any such credit or deduction for the appropriate year is caused by a failure of the Lessee to take any action or provide the Owner Trustee or the Owner Participant with any information or document that the Lessee is required to take or provide pursuant to any Basic Document;

          (d) the willful misconduct or negligence of the Owner
Participant;

          (e) any amendment, modification, deletion, addition or change in or to the provisions of the Code or the Regulations other than a Change in Tax Law; or

          (f) the status of the Owner Participant as a tax-exempt entity.

          SECTION 5. Contests. (a) If the Internal Revenue Service proposes in writing an adjustment in the federal income tax liability of the Owner Participant, which adjustment, if sustained, would require the Lessee to pay an Indemnity Payment to the Owner Participant pursuant to this Tax Indemnification Agreement, the Owner Participant shall notify the Lessee promptly of such adjustment and the basis therefor and of all action taken or proposed to be taken by the Internal Revenue Service, and the Owner Participant shall for at least 30 days after receipt by the Lessee of such notice forbear, if such forbearance is permitted by law, payment of any tax (including interest, penalties and additions to tax thereon) asserted to be payable as a result of such proposed adjustment.

          (b) If the Lessee shall request within 30 days after the Owner Participant's notice pursuant to paragraph (a) of this
Section 5 that the proposed adjustment be contested and shall furnish the Owner Participant, at the Lessee's sole expense, with an opinion of Tax Counsel, setting forth the facts and legal analysis on which it is based, to the effect that there exists a reasonable basis (within the meaning of ABA Formal Opinion 85-352) for contesting such proposed adjustment, the Owner Participant shall contest the proposed adjustment in good faith; provided, however, that:

          (i) the Owner Participant, at its sole option, may choose to forego any or all administrative appeals, proceedings, hearings or conferences with the Internal Revenue Service with respect to such proposed adjustment;

          (ii) the Owner Participant shall in its sole discretion select its counsel and determine the court of competent jurisdiction in which to contest the proposed adjustment either before or after payment of the tax asserted to be payable as a result thereof;

          (iii) the Owner Participant shall keep the Lessee informed as to the progress of any administrative proceeding or litigation and, if requested by the Lessee, shall consult with the Lessee's counsel provided that the conduct of all administrative proceedings and litigation shall remain within the sole discretion of the Owner Participant and its counsel, exercised in good faith, whose decisions may take into account the overall tax interests of the Owner Participant);

          (iv) in no event shall the Lessee, its representatives or its counsel have any right to participate in or attend any such administrative proceedings or litigation, including, without limitation, any participation in conferences, hearings or depositions (other than to observe, solely in their capacity as members of the general public, any judicial proceeding which the general public is permitted to observe); and

          (v) the Owner Participant shall be required to appeal an adverse judicial determination only if (A) an appeal is timely requested in writing by the Lessee, (B) the Owner Participant is furnished, at the Lessee's sole expense, with an opinion of Tax Counsel, setting forth the facts and legal analysis on which it is based, to the effect that considering the legal analysis underlying such adverse determination, it is more likely than not that an appellate court would reverse or substantially modify such adverse determination; and (C) prior to the filing by the Owner Participant of an appeal of an adverse judicial determination, the Lessee shall have acknowledged its liability to the Owner Participant for an Indemnity Payment pursuant to this Tax Indemnification Agreement as a result of such proposed adjustment if and to the extent that the Owner Participant shall not prevail in the contest of such proposed adjustment. Notwithstanding any provision to the contrary in the foregoing sentence, in no event will the Owner Participant be required to pursue review in the United States Supreme Court.

          The Owner Participant shall not be required to take any action pursuant to this Section 5 unless

          (A) the Lessee shall have acknowledged its liability to the Owner Participant for an Indemnity Payment pursuant to this Tax Indemnification Agreement as a result of such proposed adjustment if and to the extent the Owner Participant shall not prevail in the contest of such proposed adjustment (except to the extent that the Lessee's obligation to indemnify is contingent upon findings of fact or conclusions of law to be determined in the course of the contest, in which case the Lessee shall either acknowledge liability.or in good faith state the grounds upon which the Lessee's denial of liability could be based);

          (B) the amount of (i) such proposed adjustment and (ii) the amount of all similar and logically related claims with respect to the Overall Transaction that have been or could be raised by the Internal Revenue Service in an audit of any other taxable year of the Owner Participant or the Owner Trust (including any future taxable year) with respect to which an assessment of a deficiency in federal income tax is not, as of the date of the Lessee's written statement referred to in clause
(A) above, barred by the statute of limitations under section 6501(a) of the Code, would result in additional federal income tax liability (exclusive of interest, penalties and additions to tax) of the Owner Participant in excess of $75,000 with respect to which the Lessee would be liable for an Indemnity Payment hereunder;

          (C) no Event of Default shall have occurred and be continuing;

          (D) the Lessee shall have agreed to indemnify the Owner Participant in a manner satisfactory to the Owner Participant for any liability or loss (relating to the Overall Transaction and with respect to which the Owner Participant is entitled to indemnification under any Basic Document) and any cost or expense which the Owner Participant shall incur as a result of contesting such proposed adjustment;

          (E) the Lessee shall have agreed to pay the Owner Participant on demand all reasonable costs and expenses that the Owner Participant shall incur in connection with contesting such proposed adjustment (including, without limitation, reasonable legal and accounting fees, disbursements, interest, penalties and additions to tax); and

          (F) the Owner Participant shall have reasonably determined that the action to be taken will not result in any material danger of foreclosure, sale, forfeiture or loss of, or the creation of any Lien (except if the Lessee shall have adequately bonded such Lien or otherwise made provision to protect the interests of the Owner Trust and the Owner Participant in a manner reasonably satisfactory to the Owner Participant) on the Facilities, or any portion of, or interest in, the Facilities.

          The Owner Participant shall also not be required to contest any proposed adjustment if the subject matter thereof shall be of a continuing nature and there shall have been a Final Determination with respect thereto pursuant to the contest provisions of this Section 5, unless there shall have been a change in the law (including, without limitation, amendments to statutes or Regulations, administrative rulings and court decisions), and the Owner Participant shall have received an opinion of Tax Counsel, setting forth the facts and legal analysis on which it is based and furnished at the Lessee's sole expense, to the effect that as a result of such change in the law it is more likely than not that the Owner Participant will prevail in the contest of such proposed adjustment.

          (c) If, in the course of contesting any proposed adjustment pursuant to the provisions of this Section 5, the Owner Participant negotiates a proposed settlement of such proposed adjustment, the Owner Participant shall notify the Lessee of such proposed settlement, and within 30 days of receipt by the Lessee of such notice, the Lessee shall notify the Owner Participant either (i) that the proposed settlement is reasonable, or (ii) that the proposed settlement is not reasonable and the amount of a settlement offer, if any, which the Lessee believes is reasonable. The foregoing determinations shall be made in good faith by the Lessee. If, within such 30-day period, either the Lessee determines that the proposed settlement is reasonable and so notifies the Owner Participant, or the Lessee fails to notify the Owner Participant of the Lessee's determination, the Lessee shall indemnify the Owner Participant in accordance with the terms of such settlement, to the extent required by the provisions of this Tax Indemnification Agreement. If the Lessee determines that the proposed settlement is not reasonable and so notifies the Owner Participant within such 30-day period, the Owner Participant shall continue to contest the proposed adjustment or, if the Lessee determines an amount, if any, which it believes would be a reasonable settlement offer, the Owner Participant shall seek a settlement on the basis of such offer. If the Owner Participant settles the proposed adjustment on the basis of such offer, the Lessee shall indemnify the Owner Participant in accordance with the terms of such settlement. If the Owner Participant does not settle the proposed adjustment, the Owner Participant shall continue to contest the proposed adjustment. Except as provided in the third sentence of this paragraph (c), the Owner Participant shall not settle any contest without the prior consent of the Lessee (which content shall not be unreasonably withheld). In order to assist the Lessee in determining whether to consent to any settlement, the Owner Participant shall, at the Lessee's request and expense,
(i) provide the Lessee with such information which, in the good faith judgment of the Owner Participant, is pertinent to the proposed settlement and directly related to matters for which the Lessee would be liable for an Indemnity Payment hereunder (provided that in no event shall the Owner Participant be obligated to furnish the Lessee with any information regarding any tax matter of the Owner Participant with respect to which the Lessee would not be liable for an Indemnity Payment hereunder), and (ii) provide the Lessee or its counsel with an opportunity to discuss the proposed settlement with counsel to the Owner Participant. The Lessee shall not disclose to any Person any information furnished to it pursuant to the immediately preceding sentence.

          (d) If the Owner Participant shall elect to contest a proposed adjustment by paying the tax claimed (including, at the Owner Participant's election, such other amounts payable as interest, penalties or additions to tax) and seeking a refund, then the Lessee shall advance to the Owner Participant on an interest-free basis to the Owner Participant the aggregate amount of such taxes, interest, penalties and additions to tax which the Owner Participant shall have elected to pay; provided, however, that notwithstanding the Owner Participant's treatment of any amounts received pursuant to this paragraph (d) as an advance, if such amounts are treated as taxable income to the Owner Participant, the Lessee shall indemnify the Owner Participant for any net after-tax cost resulting therefrom. If the Owner Participant subsequently receives a refund, in whole or in part, of any taxes, interest, penalties or additions to tax which were previously advanced to the Owner Participant by the Lessee pursuant to the first sentence of this paragraph (d), or if the contest is resolved on a basis that would have given rise to a refund, in whole or in part, of such taxes, interest, penalties or additions to tax if the only issues involved in the proceeding were the proposed adjustment and any compulsory counterclaims with respect to which the Lessee may be liable to indemnify the Owner Participant hereunder (the "Deemed Refund Amount"), the Owner Participant shall pay to the Lessee within 30 days of receipt of such refunded taxes, interest, penalties or additions to tax or notification by the Internal Revenue Service of the crediting of such Deemed Refund Amount, as the case may be, the amount of such refunded taxes, interest, penalties or additions to tax or an amount equal to the Deemed Refund Amount, as the case may be, plus the amount of any interest received by the Owner Participant with respect to such refunded taxes, interest, penalties or additions to tax or credited to the Owner Participant in respect of the Deemed Refund Amount plus any tax benefit arising from the payment to Lessee net of unreimbursed expenses and Taxes with respect to the receipt of such expenses and refund; provided, however, that the Owner Participant shall not be obligated to make any payment hereunder to the Lessee during the continuation of an Event of Default or while any amounts due to be paid to the Owner Participant by the Lessee pursuant to the Overall Transaction shall remain unpaid. Any subsequent loss of such refund or Deemed Refund Amount shall be treated as a Tax Loss subject to full indemnification under this Agreement.

          (e) Notwithstanding anything to the contrary contained in this Section 5, the Owner Participant may at any time decline to take any further action with respect to a proposed adjustment; provided, however that if the Lessee has properly requested such action pursuant to the first sentence of paragraph (b) of this
Section 5, and the requirements of paragraph (b) of this Section 5, to the extent then applicable, have otherwise been met, the Owner Participant shall notify the Lessee that the Owner Participant waives its right to any Indemnity Payment by the Lessee that would otherwise be payable by the Lessee pursuant to this Tax Indemnification Agreement in respect of such proposed adjustment; and the Owner Participant shall reimburse the Lessee for all amounts previously advanced by the Lessee to the Owner Participant pursuant to paragraph (d) of this Section 5 with respect to such proposed adjustment within 60 days of such notice; provided further, however that the immediately preceding provision shall not apply in the event that the Owner Participant declines to take any further action with respect to such proposed adjustment after the Lessee shall have failed to notify the Owner Participant of the Lessee's determination with respect to a proposed settlement of such proposed adjustment within the 30-day period provided in paragraph (c) of this Section 5.

          (f) If the Lessee shall have appropriately requested the Owner Participant to contest any proposed adjustment as above provided and shall have duly complied with all of the terms of this Section 5, the Lessee's liability for indemnification shall be established upon a Final Determination of the liability of the Owner Participant for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" with respect to a Tax Loss shall mean (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., when all allowable appeals have been exhausted by either party to the action) or, in any case where judicial review shall at the time be unavailable by reason of the proposed adjustment involving a decrease in a net operating loss carryforward or a business credit carryforward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all administrative appeals have been exhausted by either party), (2) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into in connection with any administrative or judicial proceeding (including any settlement of a proposed adjustment entered into by the Owner Participant in accordance with paragraph (c) of this Section 5) or (3) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto. Notwithstanding anything in this Section 5 to the contrary, the Owner Participant shall not be required to make any payment to the Lessee under this Section 5 if and for so long as an Event of Default shall have occurred and be continuing.

          SECTION 6. Adjustment In Stipulated Loss Value. In the event of any Tax Loss in respect of which an Indemnity Payment is payable, the Owner Participant shall recalculate the Stipulated Loss Value percentages set forth in Schedule 2 to the Lease, and such percentages, as so recalculated, shall preserve the Owner Participant's Net Economic Return. The Owner Participant's recalculations of Stipulated Loss Value percentages shall be conclusive and binding, subject only to verification in accordance with procedures specified in Section 2.2 of this Agreement.

          SECTION 7.  Payments

          7.1. Calculations. All calculations with respect to any amount payable hereunder shall be made by the Owner Participant, and the Owner Participant shall set forth any such amount or amounts in a statement furnished to the Lessee. Such a statement shall accompany any notice furnished to, or demand made upon, the Lessee by the Owner Participant pursuant to Section 2.2 or 3 hereof. Such calculations shall be made using the same assumptions (including the Basic Tax Assumptions set forth in Section 1.1 hereof) and methods of analysis employed by the Owner Participant in evaluating the transactions contemplated by the Basic Documents; provided. however. that for purposes of such calculations the Owner Participant shall assume (i) with respect to all amounts due pursuant to Section 2.2 above in respect of a Tax Loss (other than the Gross-Up) that its effective combined marginal statutory rates of federal, state and local income tax are equal to those rates specified in Section 1.1(1) above and
(ii) with respect to the Gross-Up that (A) the Owner Participant's marginal statutory rate of state and local income tax is equal to the average of the marginal statutory rates of state and local income taxes applicable to the Owner Participant as of the last day of the year that the Indemnity Payment is paid and its marginal statutory rate of federal income tax is equal to the highest marginal statutory rate of federal income tax to which corporate taxpayers are subject under the Code or any successor thereto, as of the last day of such year and (B) the Owner Participant's marginal statutory rate of state and local income tax shall be treated as being deductible for federal income tax purposes (to the extent permitted under federal income tax law in effect at the time such calculations are made) in computing the Owner Participant's composite marginal statutory rate of income tax.

          Any Indemnity Payment in respect of a Tax Loss, whether payable in a lump sum or in level installments, shall be computed so as to be sufficient to provide the Owner Participant the same Owner Participant's Net Economic Return that the Owner Participant would have realized if it had not suffered such Tax Loss and by taking into account (i) all adjustments for years other than the year to which the Tax Loss relates that would be required by application of principles of tax law consistent with those applicable in connection with the determination of such Tax Loss, (ii) all other correlative adjustments required to reflect any additional deductions or income reductions for any year arising in connection with such Tax Loss and (iii) any payment received by the Owner Trustee or the Owner Participant (in each case net of all federal, state, local and foreign income taxes imposed in respect of the receipt thereof unless such taxes are otherwise indemnified hereunder, in which case this parenthetical shall not apply) which neither the Owner Trustee nor the Owner Participant is required to remit to the Lessee and which has directly resulted in a Tax Loss (such as any payment described in Section 2.2(e) hereof and received by the Owner Participant which has given rise to a Tax Loss), provided, however, in no event shall any such payment be taken into account more than once in calculating any Indemnity Payment. Any Indemnity Payment due to the Owner Participant hereunder shall be no less than an amount that causes the amount of each component of Owner Participant's Net Economic Return to be at least as great as the amount of each component originally anticipated in the Owner Participant's Net Economic Return as originally computed.

          7.2. Statements. Any statement furnished to the Lessee pursuant to Section 7.1 hereof shall (x) be signed by an officer of the Owner Participant, (y) state in reasonable detail the basis upon which such amount or amounts have been determined and (z) certify that such amount or amounts have been determined pursuant to and in compliance with this Tax Indemnification Agreement. The Lessee agrees that (i) it will have no right to inspect the tax returns, books, records or any other documents of the Owner Participant or any Tax Affiliate of the Owner Participant in order to verify the basis or the accuracy of the calculations so made or of the amounts set forth in any such statement and (ii) the determinations so made by the Owner Participant shall be conclusive and binding on the Lessee, Provided, however. that the Lessee may request that such determinations be verified in accordance with procedures specified in Section 2.2 of this Agreement.

          SECTION 8. Affiliated Group. For purposes of this Tax Indemnification Agreement, the term "Owner Participant" shall include any member of an affiliated group of corporations of which the Owner Participant has been, is, or may become, a member if consolidated returns are filed for such affiliated group for federal income tax purposes.

          SECTION 9. Duration. The obligations and liabilities of the Owner Participant and the Lessee arising under this Tax Indemnification Agreement shall continue in full force and effect, notwithstanding the expiration or earlier termination of the Lease, until all such obligations have been met and such liabilities have been paid in full, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
          SECTION 10. Wire Transfer. All payments to be made to the Owner Participant or the Lessee pursuant to this Tax Indemnification Agreement shall be made by wire transfer of immediately available funds (denominated in Dollars) to such bank and/or account in the continental United States for the account of the Owner Participant or the Lessee as from time to time the Owner Participant shall have directed the Lessee or the Lessee shall have directed the Owner Participant, as the case may be, in writing. If the date on which any payment to be made pursuant to this Tax Indemnification Agreement shall not be a Business Day, such payment shall be made on the next succeeding Business Day.

          SECTION 11.  Notices.  All notices and other
communications provided for herein shall be given to the Owner Participant, the Owner Trustee or the Lessee, as the case may be, in the manner and to the appropriate address, and shall become effective, as provided in Section 11.02 of the Participation Agreement.

          SECTION 12. No Setoff. Except in accordance with the express terms hereof, (a) no payment required to be made by the Lessee pursuant to this Tax Indemnification Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction, and (b) the Lessee shall have no right to terminate this Tax Indemnification Agreement, or to be released, relieved or discharged from any obligation or liability under this Tax Indemnification Agreement for any reason whatsoever except as otherwise provided herein.

          SECTION 13.  Governing Law.  This Tax Indemnification
Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 14. Counterparts. This Tax Indemnification Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

          SECTION 15. Headings. The Table of Contents and the headings of the sections of this Tax Indemnification Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

          SECTION 16. Amendments, Supplements, etc. Neither this Tax Indemnification Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought.

          IN WITNESS WHEREOF, the Owner Participant and the
Lessee have caused this Tax Indemnification Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first set forth above.



                              GOTTSCHALKS, INC.



                              By ----------------------------==
                              Title



                              GENERAL FOODS CREDIT INVESTORS
                                    NO. 2 CORPORATION